Exhibit 107

CALCULATION OF FILING FEE TABLES

Form _S-1

(Form Type)

ALPHA ONE INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(0)	1,428,574	$10.78	15,400,028	$153.10 per $1,000,000	$2,357.74
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					15,400,028	$153.10 per $1,000,000	$2,357.74
	Total Fees Previously Paid							$3,643.78
	Total Fees Offsets							$-
	Net Fee Due							-

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933 based upon the closing sale price of our shares of common stock of $10.78 on July 21, 2025.

(2)	The fee is calculated by multiplying the aggregate offering amount by 0.0001531, pursuant to Section 6(b) of the Securities Act of 1933.